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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Jupiter Telecommunications Co., Ltd. and Subsidiaries:

        We consent to the incorporation by reference in this Registration Statement of Liberty Media International, Inc. on Form S-8 of our report dated February 16, 2004, except for Note 15 as to which the date is March 25, 2004, with respect to the consolidated balance sheet of Jupiter Telecommunications Co., Ltd. (a Japanese corporation) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended.

                      KPMG AZSA & CO.

Tokyo, Japan
June 16, 2004

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Consent of Independent Registered Public Accounting Firm